Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Second Quarter 2018 Results

WALTHAM, Mass. (July 25, 2018) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights

•	Grew revenue 22% to $6.08 billion.

•	Increased GAAP diluted earnings per share (EPS) 19% to $1.85.

•	Increased adjusted EPS 20% to $2.75.

•
Launched suite of new mass spectrometry systems for life sciences and applied markets - highlighted by the Thermo Scientific Q Exactive UHMR for protein research - as well as new products for clinical research and diagnostics, including the Ion Torrent Oncomine Childhood Cancer Research Assay and the Thermo Scientific B.R.A.H.M.S. Kryptor Gold immunoassay analyzer in Europe.

•
Opened new Precision Medicine Science Center in the U.S., giving customers greater access to the range of technologies and expertise we offer to help them accelerate development of individualized patient treatments.

•	Announced agreement to acquire Gatan Inc., a leading provider of instrumentation and software to enhance the performance of electron microscopy systems.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We’re pleased to deliver another excellent quarter, which reflects the strength of our global competitive position,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “Conditions across our end markets globally were strong and our team executed well to capture the opportunities for growth.

“Among the highlights during the quarter, we launched a comprehensive line-up of new products to help our customers meet their goals in life science research, applied markets and clinical settings. We continued to effectively leverage our scale to deliver strong growth in Asia-Pacific and emerging markets, including China. We also announced our agreement to acquire Gatan, which is a great fit with our electron microscopy business and will strengthen our customer offering.”

Casper added, “Our excellent first half of the year positions us to achieve a very successful 2018.”

Second Quarter 2018

Revenue for the quarter grew 22% to $6.08 billion in 2018, versus $4.99 billion in 2017. Organic revenue growth was 8%; acquisitions increased revenue by 12% and currency translation increased revenue by 2%.

GAAP Earnings Results

GAAP diluted EPS in the second quarter increased 19% to $1.85, versus $1.56 in the same quarter last year. GAAP operating income for the second quarter of 2018 grew to $0.94 billion, compared with $0.75 billion in the second quarter of 2017. GAAP operating margin increased to 15.4%, compared with 15.0% in the second quarter of 2017.

Non-GAAP Earnings Results

Adjusted EPS in the second quarter of 2018 increased 20% to $2.75, versus $2.30 in the second quarter of 2017. Adjusted operating income for the second quarter of 2018 grew 21% compared with the year-ago quarter. Adjusted operating margin was 23.1%, compared with 23.2% in the second quarter of 2017.

2018 Guidance Update

Thermo Fisher is raising its 2018 revenue and earnings guidance to reflect strong operational performance, partially offset by less favorable foreign exchange. The company is raising its revenue guidance to a new range of $23.68 to $23.86 billion versus its previous guidance of $23.62 to $23.86 billion. This would result in 13 to 14% revenue growth over 2017. The company is raising its adjusted EPS guidance to a new range of $10.89 to $11.01, versus its previous guidance of $10.80 to $10.96, for 15 to 16% growth year over year.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the second quarter of 2018, Life Sciences Solutions Segment revenue grew 12% to $1.57 billion, compared with revenue of $1.40 billion in the second quarter of 2017. Segment adjusted operating margin increased to 33.3%, versus 31.9% in the 2017 quarter.
Analytical Instruments Segment

Analytical Instruments Segment revenue grew 13% to $1.31 billion in the second quarter of 2018, compared with revenue of $1.17 billion in the second quarter of 2017. Segment adjusted operating margin increased to 22.2%, versus 19.9% in the 2017 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue grew 8% to $0.93 billion in the second quarter of 2018, compared with revenue of $0.86 billion in the second quarter of 2017. Segment adjusted operating margin was 27.2% in both periods.

Laboratory Products and Services Segment

Laboratory Products and Services Segment results reflect the acquisition of Patheon in late August 2017. In the second quarter of 2018, segment revenue grew 42% to $2.55 billion, compared with revenue of $1.79 billion in the second quarter of 2017. Segment adjusted operating margin was 13.2%, versus 13.7% in the 2017 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow from continuing operations, less net capital expenditures, to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. In 2018, based on acquisitions closed through the end of the second quarter of 2018, our adjusted EPS will exclude approximately $3.35 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes or the estimated initial impacts of U.S. tax reform legislation), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow from continuing operations, less net capital expenditures, to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, July 25, 2018, at 8:30 a.m. Eastern time. To listen, dial (844) 579-6824 within the U.S. or (763) 488-9145 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, August 10, 2018.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of more than $20 billion and approximately 70,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics, deliver medicines to market and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	June 30,	% of	July 1,	% of
(In millions except per share amounts)	2018	Revenues	2017	Revenues

Revenues	$6,078		$4,990
Costs and Operating Expenses:
Cost of revenues (c)	3,211	52.8%	2,578	51.7%
Selling, general and administrative expenses (d)	1,230	20.2%	1,039	20.8%
Amortization of acquisition-related intangible assets	441	7.3%	380	7.6%
Research and development expenses	242	4.0%	222	4.4%
Restructuring and other costs, net (e)	17	0.3%	22	0.5%
	5,141	84.6%	4,241	85.0%
Operating Income	937	15.4%	749	15.0%
Interest Income	31		18
Interest Expense	(170)		(134)
Other Income (Expense), Net (f)	8		(7)
Income Before Income Taxes	806		626
Provision for Income Taxes (g)	(54)		(13)
Income from Continuing Operations	752		613
Loss from Discontinued Operations	—		(1)
Net Income	$752	12.4%	$612	12.3%

Earnings per Share from Continuing Operations:
Basic	$1.87		$1.57
Diluted	$1.85		$1.56
Earnings per Share:
Basic	$1.87		$1.57
Diluted	$1.85		$1.56
Weighted Average Shares:
Basic	403		390
Diluted	406		393

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$937	15.4%	$749	15.0%
Cost of Revenues Charges (c)	5	0.1%	1	0.0%
Selling, General and Administrative Charges, Net (d)	3	0.0%	7	0.1%
Restructuring and Other Costs, Net (e)	17	0.3%	22	0.5%
Amortization of Acquisition-related Intangible Assets	441	7.3%	380	7.6%
Adjusted Operating Income (b)	$1,403	23.1%	$1,159	23.2%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$752		$612
Cost of Revenues Charges (c)	5		1
Selling, General and Administrative Charges, Net (d)	3		7
Restructuring and Other Costs, Net (e)	17		22
Amortization of Acquisition-related Intangible Assets	441		380
Other (Income) Expense, Net (f)	1		3
Benefit from Income Taxes (g)	(103)		(123)
Discontinued Operations, Net of Tax	—		1
Adjusted Net Income (b)	$1,116		$903

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.85		$1.56
Cost of Revenues Charges, Net of Tax (c)	0.01		—
Selling, General and Administrative Charges, Net of Tax (d)	0.01		0.01
Restructuring and Other Costs, Net of Tax (e)	0.03		0.04
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.83		0.68
Other (Income) Expense, Net of Tax (f)	0.01		0.01
Provision for (Benefit from) Income Taxes (g)	0.01		—
Discontinued Operations, Net of Tax	—		—
Adjusted EPS (b)	$2.75		$2.30

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,444		$849
Net Cash Used in Discontinued Operations	—		—
Purchases of Property, Plant and Equipment	(183)		(88)
Proceeds from Sale of Property, Plant and Equipment	1		1
Free Cash Flow	$1,262		$762

Segment Data	Three Months Ended
	June 30,	% of	July 1,	% of
(In millions)	2018	Revenues	2017	Revenues

Revenues
Life Sciences Solutions	$1,569	25.8%	$1,405	28.2%
Analytical Instruments	1,311	21.6%	1,166	23.4%
Specialty Diagnostics	932	15.3%	862	17.3%
Laboratory Products and Services	2,550	42.0%	1,792	35.9%
Eliminations	(284)	-4.7%	(235)	-4.8%
Consolidated Revenues	$6,078	100.0%	$4,990	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$522	33.3%	$448	31.9%
Analytical Instruments	291	22.2%	232	19.9%
Specialty Diagnostics	253	27.2%	234	27.2%
Laboratory Products and Services	337	13.2%	245	13.7%
Subtotal Reportable Segments	1,403	23.1%	1,159	23.2%

Cost of Revenues Charges (c)	(5)	-0.1%	(1)	0.0%
Selling, General and Administrative Charges, Net (d)	(3)	0.0%	(7)	-0.1%
Restructuring and Other Costs, Net (e)	(17)	-0.3%	(22)	-0.5%
Amortization of Acquisition-related Intangible Assets	(441)	-7.3%	(380)	-7.6%
GAAP Operating Income (a)	$937	15.4%	$749	15.0%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). The results for 2017 have been restated for the immaterial impacts of adopting new guidance on pension accounting.

(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2018 include $5 of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2017 include $1 of accelerated depreciation on fixed assets to be abandoned due to facility consolidations.

(d) Reported results in 2018 and 2017 include $4 and $6, respectively, of certain third-party expenses, principally transaction/integration costs related to recently completed acquisitions. Reported results in 2018 also include $1 of credits from changes in estimates of contingent acquisition consideration. Reported results in 2017 also included $1 of accelerated depreciation on fixed assets to be abandoned due to integration synergies.

(e) Reported results in 2018 and 2017 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2018 include $1 of hurricane response costs. Reported results in 2017 include $2 of charges for the settlement of retirement plans.

(f) Reported results in 2018 and 2017 include $2 and $1, respectively, of net gains on investments, offset in part by $1 and $1, respectively, of losses on the early extinguishment of debt. Reported results in 2018 also include $2 of net charges for the settlement/curtailment of pension plans. Reported results in 2017 also include a $3 charge related to fees paid to obtain bridge financing commitments for the acquisition of Patheon.

(g) Reported provision for income taxes includes i) $109 and $124 of incremental tax benefit in 2018 and 2017, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $6 in 2018, of incremental tax provision from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; and iii) $1 in 2017, of incremental tax provision due to audit settlements.

Notes:
Consolidated depreciation expense is $130 and $97 in 2018 and 2017, respectively.

Consolidated Statement of Income (unaudited) (a)(b)
	Six Months Ended
	June 30,	% of	July 1,	% of
(In millions except per share amounts)	2018	Revenues	2017	Revenues

Revenues	$11,931		$9,755
Costs and Operating Expenses:
Cost of revenues (c)	6,355	53.3%	5,024	51.5%
Selling, general and administrative expenses (d)	2,430	20.4%	2,131	21.8%
Amortization of acquisition-related intangible assets	885	7.4%	748	7.7%
Research and development expenses	476	4.0%	437	4.5%
Restructuring and other costs, net (e)	62	0.5%	46	0.5%
	10,208	85.6%	8,386	86.0%
Operating Income	1,723	14.4%	1,369	14.0%
Interest Income	51		36
Interest Expense	(333)		(269)
Other Expense, Net (f)	(1)		(7)
Income Before Income Taxes	1,440		1,129
(Provision for) Benefit from Income Taxes (g)	(109)		35
Income from Continuing Operations	1,331		1,164
Loss from Discontinued Operations, Net of Tax	—		(1)
Net Income	$1,331	11.2%	$1,163	11.9%

Earnings per Share from Continuing Operations:
Basic	$3.31		$2.98
Diluted	$3.28		$2.96
Earnings per Share:
Basic	$3.31		$2.98
Diluted	$3.28		$2.95
Weighted Average Shares:
Basic	402		390
Diluted	406		394

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$1,723	14.4%	$1,369	14.0%
Cost of Revenues Charges (c)	8	0.1%	32	0.3%
Selling, General and Administrative Charges, Net (d)	11	0.1%	38	0.4%
Restructuring and Other Costs, Net (e)	62	0.5%	46	0.5%
Amortization of Acquisition-related Intangible Assets	885	7.4%	748	7.7%
Adjusted Operating Income (b)	$2,689	22.5%	$2,233	22.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,331		$1,163
Cost of Revenues Charges (c)	8		32
Selling, General and Administrative Charges, Net (d)	11		38
Restructuring and Other Costs, Net (e)	62		46
Amortization of Acquisition-related Intangible Assets	885		748
Other Expense, Net (f)	9		—
Benefit from Income Taxes (g)	(178)		(305)
Discontinued Operations, Net of Tax	—		1
Adjusted Net Income (b)	$2,128		$1,723

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$3.28		$2.95
Cost of Revenues Charges, Net of Tax (c)	0.01		0.05
Selling, General and Administrative Charges, Net of Tax (d)	0.02		0.07
Restructuring and Other Costs, Net of Tax (e)	0.12		0.08
Amortization of Acquisition-related Intangible Assets, Net of Tax	1.72		1.38
Other Expense, Net of Tax (f)	0.02		—
Provision for (Benefit from) Income Taxes (g)	0.07		(0.15)
Discontinued Operations, Net of Tax	—		—
Adjusted EPS (b)	$5.24		$4.38

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,522		$1,210
Net Cash Used in Discontinued Operations	—		1
Purchases of Property, Plant and Equipment	(301)		(181)
Proceeds from Sale of Property, Plant and Equipment	3		2
Free Cash Flow	$1,224		$1,032

Segment Data	Six Months Ended
	June 30,	% of	July 1,	% of
(In millions)	2018	Revenues	2017	Revenues

Revenues
Life Sciences Solutions	$3,068	25.7%	$2,768	28.4%
Analytical Instruments	2,568	21.5%	2,218	22.7%
Specialty Diagnostics	1,879	15.7%	1,728	17.7%
Laboratory Products and Services	4,963	41.6%	3,491	35.8%
Eliminations	(547)	-4.5%	(450)	-4.6%
Consolidated Revenues	$11,931	100.0%	$9,755	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,039	33.9%	$881	31.8%
Analytical Instruments	537	20.9%	424	19.1%
Specialty Diagnostics	496	26.4%	467	27.0%
Laboratory Products and Services	617	12.4%	461	13.2%
Subtotal Reportable Segments	2,689	22.5%	2,233	22.9%

Cost of Revenues Charges (c)	(8)	-0.1%	(32)	-0.3%
Selling, General and Administrative Charges, Net (d)	(11)	-0.1%	(38)	-0.4%
Restructuring and Other Costs, Net (e)	(62)	-0.5%	(46)	-0.5%
Amortization of Acquisition-related Intangible Assets	(885)	-7.4%	(748)	-7.7%
GAAP Operating Income (a)	$1,723	14.4%	$1,369	14.0%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). The results for 2017 have been restated for the immaterial impacts of adopting new guidance on pension accounting.

(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2018 and 2017 include i) $8 and $31, respectively, of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2017 also include $1 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d) Reported results in 2018 and 2017 include i) $12 and $12, respectively, of certain third-party expenses, principally transaction/integration costs related to recently completed acquisitions and ii) $(1) and $25, respectively, of (credits)/charges from changes in estimates of contingent acquisition consideration. Reported results in 2017 also include $1 of accelerated depreciation on fixed assets to be abandoned due to integration synergies.

(e) Reported results in 2018 and 2017 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2018 include $6 of net charges for litigation and $4 of hurricane response costs. Reported results in 2017 include $4 of net charges for litigation and $2 of charges for the settlement of retirement plans.

(f) Reported results in 2018 include $4 of net losses from investments, $3 of losses on the early extinguishment of debt and $2 of net charges for the settlement/curtailment of pension plans. Reported results in 2017 include $4 of losses on the early extinguishment of debt and a $3 charge related to fees paid to obtain bridge financing commitments for the acquisition of Patheon, offset in part by $7 of net gains from investments.

(g) Reported provision for income taxes includes i) $208 and $243 of incremental tax benefit in 2018 and 2017, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $(9) and $63 of incremental tax (provision) benefit in 2018 and 2017, respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes, iii) in 2018, $21 of incremental tax provision to adjust the estimated initial impacts of U.S. tax reform legislation recorded in 2017 and iv) in 2017, $1 of incremental tax provision in 2017 due to audit settlements.

Notes:
Consolidated depreciation expense is $261 and $194 in 2018 and 2017, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	June 30,	December 31,
(In millions)	2018	2017

Assets
Current Assets:
Cash and cash equivalents	$937	$1,335
Accounts receivable, net	3,911	3,879
Inventories	2,866	2,971
Other current assets	1,760	1,236
Total current assets	9,474	9,421
Property, Plant and Equipment, Net	3,952	4,047
Acquisition-related Intangible Assets	15,680	16,684
Other Assets	1,177	1,227
Goodwill	25,120	25,290
Total Assets	$55,403	$56,669

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$1,711	$2,135
Other current liabilities	4,269	4,913
Total current liabilities	5,980	7,048
Other Long-term Liabilities	5,269	5,335
Long-term Obligations	17,709	18,873
Total Shareholders' Equity	26,445	25,413
Total Liabilities and Shareholders' Equity	$55,403	$56,669

Condensed Consolidated Statement of Cash Flows (unaudited)

	Six Months Ended
	June 30,	July 1,
(In millions)	2018	2017

Operating Activities
Net income	$1,331	$1,163
Loss from discontinued operations	—	1
Income from continuing operations	1,331	1,164

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,146	942
Change in deferred income taxes	(99)	(299)
Other non-cash expenses, net	154	148
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(1,010)	(744)
Net cash provided by continuing operations	1,522	1,211
Net cash used in discontinued operations	—	(1)
Net cash provided by operating activities	1,522	1,210

Investing Activities
Acquisitions, net of cash acquired	(59)	(307)
Purchases of property, plant and equipment	(301)	(181)
Proceeds from sale of property, plant and equipment	3	2
Other investing activities, net	(7)	9
Net cash used in investing activities	(364)	(477)

Financing Activities
Net proceeds from issuance of debt	—	519
Repayment of debt	(1,353)	(1,329)
Net proceeds from issuance of commercial paper	2,761	4,487
Repayment of commercial paper	(2,655)	(3,991)
Purchases of company common stock	—	(750)
Dividends paid	(129)	(118)
Net proceeds from issuance of company common stock under employee stock plans	78	99
Other financing activities, net	(50)	—
Net cash used in financing activities	(1,348)	(1,083)

Exchange Rate Effect on Cash	(215)	168
Decrease in Cash, Cash Equivalents and Restricted Cash	(405)	(182)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,361	811
Cash, Cash Equivalents and Restricted Cash at End of Period	$956	$629

Free Cash Flow (a)	$1,224	$1,032

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.